EXHIBIT 99.1

Pain Therapeutics Reports 2016 Financial Results

AUSTIN, Texas, Feb. 17, 2017 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the year ended December 31, 2016 and provided an update on recent developments.  Net loss in 2016 was $14.9 million, or $0.33 per share, compared to a net loss in 2015 of $14.1 million, or $0.31 per share.  Cash and investments were $18.7 million as of December 31, 2016, with no debt.  In the first two quarters of 2017, the Company expects its quarterly net cash burn rate will range from $2.0 million to $2.5 million.

Pain Therapeutics recently met with the U.S. Food and Drug Administration (FDA) regarding REMOXY ER (oxycodone extended-release capsules).  During this meeting, the FDA and the Company reached agreement on a roadmap to resubmit the New Drug Application (NDA) for REMOXY ER.  Details of this meeting, including timelines and additional data to be developed, will be disclosed after minutes of the meeting are issued, which may take up to three weeks.

The Company also announced that Peter S. Roddy recently resigned, effective March 9, 2017, to pursue a job opportunity in the San Francisco Bay Area.  “Mr. Roddy is well-respected and will be missed,” said Remi Barbier, Chairman, President & CEO.  “We are grateful for his 14 years of service to the Company and wish him all the best in his future endeavors.”

Financial Highlights for 2016

  At December 31, 2016, cash and investments were $18.7 million, compared to $31.3 million at December 31, 2015.  The Company has no debt.
  Net cash used in 2016 was $12.6 million.
  We received $1.5 million in 2016 under a grant from the NIH for preclinical activities for PTI-125, our Alzheimer’s disease product candidate.
  Research and development expenses increased to $9.2 million in 2016 from $9.1 million in 2015, primarily due to increased non-cash stock related compensation, offset in part by the funds from the NIH grant.  R&D expenses included non-cash stock related compensation of $1.8 million in 2016 and $1.2 million in 2015.
  General and administrative expenses increased to $5.8 million in 2016 from $5.1 million in 2015, primarily due to increased non-cash stock related compensation costs.  G&A expenses included non-cash stock-related compensation costs of $2.6 million in 2016 and $2.3 million in 2015.

About Pain Therapeutics, Inc.

We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

Note: REMOXY is a trademark of Pain Therapeutics, Inc.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing of minutes from the FDA and disclosure of details and timelines after receipt of minutes from the FDA.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to development and testing of our drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015(1)	2016	2015(1)
Operating expenses:
Research and development	1,335	3,620	9,176	9,100
General and administrative	1,208	914	5,781	5,102
Total operating expenses	2,543	4,534	14,957	14,202
Operating loss	(2,543)	(4,534)	(14,957)	(14,202)
Interest income	21	17	107	57
Net loss	$(2,522)	$(4,517)	$(14,850)	$(14,145)
Net loss per share, basic and diluted	$(0.06)	$(0.10)	$(0.33)	$(0.31)
Weighted-average shares used in computing net loss per
share, basic and diluted	45,742	45,356	45,638	45,356

CONDENSED BALANCE SHEETS
(in thousands)
			December 31,
			2016	2015(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$18,714	$31,299
Other current assets			356	392
Total current assets			19,070	31,691
Other non-current assets			232	227
Total assets			$19,302	$31,918
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$330	$1,928
Other accrued liabilities			335	623
Total current liabilities			665	2,551
Total liabilities			665	2,551
Stockholders' equity
Common stock			46	46
Additional paid-in-capital			164,079	159,959
Accumulated other comprehensive income			—	—
Accumulated deficit			(145,488)	(130,638)
Total stockholders' equity			18,637	29,367
Total liabilities and stockholders' equity			$19,302	$31,918

(1) Derived from the Company's annual financial statements as of December 31, 2015, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information Contact:
Peter S. Roddy
Vice President and Chief Financial Officer
Pain Therapeutics, Inc.
proddy@paintrials.com
(512) 501-2450